UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 24, 2010

Commission File Number: 000-53462

BUCKINGHAM EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

Suite 418-831 Royal Gorge Blvd.
Cañon City, CO 81212, USA
(Address of principal executive offices)

(604) 737 0203
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 23, 2010, 0887717 B.C. Ltd. (“0887717”), a British Columbia company and wholly owned subsidiary of Buckingham Exploration Inc. (the “Company”), entered into an option agreement (the “Option Agreement”) with Murray Scott Morrison, pursuant to which 0887717 has the right to acquire 100% interest in the mineral property known as the Dome Claim Group located on Mount Vallace in the Beaverdell Area, Greenwood Mining Division in the Province of British Columbia, Canada (the “Property”).

In accordance with the provisions of the Option Agreement, 0887717 may exercise its options to acquire 100% interest in the Property by making a payment of $5,000 to Mr. Morrison now, incurring not less than $10,000 in expenditures related to exploration and development on the Property prior to September 30, 2010 and paying a sum of $1,000 to Mr. Morrison on or before November 30, 2010. Pursuant to the terms of the Option Agreement, 0887717 further granted Mr. Morrison an option (the “Stock Option”) to purchase up to 10% of its total issued and outstanding share capital at the total price of $1.00, which may be exercised when a probable mineral reserve is discovered on the Property.  The Stock Option shall expire after 36 months from the date of the Option Agreement.

The Option Agreement contains standard representations, warranties, covenants and indemnities. The closing of the transaction contemplated by the Option Agreement is subject to the satisfaction of customary conditions.

The description of the Option Agreement in this report is intended to summarize the terms of the Option Agreement and does not purport to be a complete discussion of such terms.  Investors should review the Option Agreement in its entirety incorporated herein as Exhibit 10.1.

EXHIBIT

Number	Description of Exhibit
10.1	Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24 , 2010		BUCKINGHAM EXPLORATION INC.
(Registrant)

/s/ C. Robin Relph
	By:	C. Robin Relph,
President and Chief Executive Officer

2